Exhibit (c)(13)

Deutsche Bank Corporate & Investment Bank Project Pine Fairness Committee discussion materials June 6, 2018 Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

Contents Section 1 Situation update 1 2 Summary of financial projections 6 3 Valuation summary 8 Deutsche Bank Corporate & Investment Bank

Deutsche Bank Corporate & Investment Bank Section 1 Situation update

Situation update since the Agreed Transaction – Since the transaction announcement on March 1, 2018 (the “Agreed Transaction”), the Pine stock has gradually traded up to and around the announced price of $13.50 per share – On May 17th, Carl Icahn announced that he had accumulated 18.4 million shares or 9.4% ownership and intended to solicit proxies against the going-private transaction – Investor advisory firms were split on the recommendation for the Agreed Transaction Shareholder developments – For: Glass Lewis and Egan-Jones – Against: ISS – Shareholder vote scheduled for Monday June 4, was adjourned based on the preliminary assessment of votes not being satisfactory to achieve a majority of the minority under the terms of the merger agreement – The Company announced that the Karfunkel-Zyskind Family has scheduled a meeting with Carl Icahn and other shareholders to determine the basis upon which the going-private transaction could be completed – The terms of the merger agreement have been revised to reflect a $14.75 purchase price per share (the “Revised Transaction”) Revised transaction – Conditioned on no more than 5% of shares outstanding demanding appraisal rights – Since the last Fairness Opinion, the Company has filed its SEC filings 2017 10-K (March 16) and Q1 2018 10-Q (May 10) – On June 5, the Special Committee and its advisors conducted a due diligence discussion with management, focused on recent financial results, management’s best estimates, rating agency discussion and other topics – On June 6, at the request of the Special Committee, management provided an updated Special Committee case (“Updated S.C. Case”), reflecting the same operating assumptions as reflected in the February 21, 2018 projections (“S.C. Case”), with updates reflecting certain Select due diligence updates balance sheet adjustments and book value impacts experienced in Q4 2017 and Q1 2018, that were not previously available – The Special Committee also discussed with management the Case 2 projections (provided on Jan 31, 2018 and confirmed as Management’s best current estimate of future operating performance on Feb 16, 2018 and reconfirmed on June 6, 2018) – With regard to the comment in the company’s Q1 2018 10-Q: “Our overall financial objective is to produce a return on equity of 12% to 15% over the long-term”, management has explained this as an objective that is not expected to be achieved during the 5-yr forecast period of the Case 2 projections that represent management’s best estimate – A.M. Best rating remains “A” (negative watch) and remains “under review with negative implications” since November 2017 Deutsche Bank Source: Pine Management; Factset 1 Corporate & Investment Bank

Timeline of events since the Agreed Transaction



$15.00
$14.50
$14.00
$13.50
$13.00
$12.50
$12.00
$11.50
Stock price ($)
27-Feb
15-Mar
31-Mar
16-Apr
2-May
18-May
4-Jun
Agreed Transaction: $13.50
$13.52
3/2/2018
Maiden Holdings Ltd. is downgraded to 'bbb-' by A.M. Best
3/1/2018
Pine announces it has agreed to a deal to be taken private by Stone Point and the Karfunkel / Zyskind family for $13.50/share
5/24/2018
Glass Lewis recommends vote "FOR" the proposed transaction
5/25/2018
ISS recommends vote "AGAINST" the proposed transaction
5/17/2018
Carl Icahn discloses a 9.4% stake in Pine and his intention to solicit proxies against the going-private transaction
5/29/2018
Egan-Jones recommends vote "FOR" the proposed transaction
6/4/2018
Pine announces the adjournment of its Special Meeting
Pine
Agreed Transaction

Note: Market data as of 6/4/2018.
Source: SNL Financial, FactSet, Internet publications

Deutsche Bank
Corporate & Investment Bank
2

Summary of key offer terms

	Agreed transaction	Revised transaction
Consideration per share	– $13.50 per share	– $14.75 per share
Consideration structure	– 100% cash	– 100% cash
Total consideration	– ~88 million[(a)] shares not currently owned or controlled by the family stockholders and other insiders (includes employee-owned, excludes RSUs, PSUs and options) – Implied total consideration of ~$1.2 billion	– ~88 million[(a)] shares not currently owned or controlled by the family stockholders and other insiders (includes employee-owned, excludes RSUs, PSUs and options) – Implied total consideration of ~$1.3 billion
Implied value	– ~$2.7 billion implied valuation for 100% (~202 million[(a)] fully diluted shares)	– ~$3.0 billion implied valuation for 100% (~202 million[(a)] fully diluted shares)
Implied multiples	– 0.83x P / BV as of 12/31/2017E ($16.26) – 1.12x P / TBV as of 12/31/2017E ($12.09) – 15.5x P / E for 2018E as per the S.C. Case ($0.87) – 13.8x P / E for 2019E as per the S.C. Case ($0.98)	– 1.05x P / BV as of 3/31/2018 ($14.07)[(b)] – 1.54x P / TBV as of 3/31/2018 ($9.61)[(b)] – 18.4x P / E for 2018E as per the Updated S.C. Case ($0.80) – 15.9x P / E for 2019E as per the Updated S.C. Case ($0.93)
Implied premium	– 33% premium to undisturbed share price on 1/9/2018 ($10.15) – 34% premium to 1-month prior to 1/9/2018 ($10.08) – 22% premium to 90-day VWAP until 1/9/2018 ($11.03)[(c)]	– 45% premium to undisturbed share price on 1/9/2018 ($10.15) – 46% premium to 1-month prior to 1/9/2018 ($10.08) – 34% premium to 90-day VWAP until 1/9/2018 ($11.03)[(c)]

Deutsche Bank
Corporate & Investment Bank

(a) Sourced from Pine capitalization table provided by Pine Management; data as of 2/28/2018.
(b) Calculated as common equity / tangible common equity as of 3/31/18 divided by fully diluted shares outstanding as of 2/28/18 (as provided by Pine Management)
(c) Calculated as the average of daily volume weighted average prices.
Source: Pine projections (S.C. Case and Updated S.C. Case) prepared at the direction of the Special Committee by Pine Management with assumptions provided by Special Committee on 2/21/2018.

3

Deutsche Bank Corporate & Investment Bank Section 2 Summary of financial projections

Summary of Updated S.C. Case projections

Gross written premiums ($bn)



Annual growth:
2.2%
3.2%
4.4%
4.5%
4.5%
CAGR ('18 – '22): 4.1%
$6.8
$7.9
$8.4
NA
$8.6
$8.9
$9.3
$9.7
$10.1
2015A
2016A
2017A
2018Q1A
2018E
2019E
2020E
2021E
2022E

Underwriting profit ($mm)



AY COR: 90.8% 88.1% 104.6% 103.1% 95.6% 95.7% 95.2% 94.9% 94.3%
AY LR: 66.0% 61.8% 72.5% 71.5% 68.5% 68.5% 68.1% 67.7% 67.2%
CAGR ('18 – '22): 10.7%
$340
$296
($651)
($46)
$231
$235
$268
$300
$347
2015A
2016A
2017A
2018Q1A
2018E
2019E
2020E
2021E
2022E

Operating EPS[a]



Operating earnings ($mm):
$470
$409
$--
$--
$162
$187
$238
$289
$354
CAGR ('18 – '22): 22.0%
$2.79
$2.34
NA
NA
$0.80
$0.93
$1.18
$1.44
$1.78
2015A
2016A
2017A
2018Q1A
2018E
2019E
2020E
2021E
2022E

TBVPS[b]



ROTE: 32.6% 32.0% --% --% 9.6% 9.0% 11.1% 12.8% 14.7%
BVPS: $12.74 $13.81 $11.61 $14.48 $15.07 $15.14 $15.50 $16.10 $17.06
ROE: 24.4% 17.8% --% --% 6.2% 6.3% 7.9% 9.3% 11.0%
$8.20
$6.50
$6.85
$9.89
$10.65
$10.95
$11.47
$12.19
$13.16
2015A
2016A
2017A
2018Q1A
2018E
2019E
2020E
2021E
2022E

Updated S.C. Case

(a) Based on fully diluted shares outstanding as reported by Pine Management in Updated S.C. Case provided on June 6, 2018.
(b) Based on basic shares outstanding as reported by Pine Management in Updated S.C. Case provided on June 6, 2018.

Source: *Pine projections (Updated S.C. Case) prepared at the direction of the Special Committee by Pine Management with assumptions provided by the Special Committee.*

Deutsche Bank
Corporate & Investment Bank

4

Deutsche Bank Corporate & Investment Bank Section 3 Valuation summary

Preliminary valuation framework

Overview of valuation methodologies considered

	Valuation levers	Description / Comments
Trading valuation	A – Public trading multiples	– Analysis of trading multiples for Pine and peers[a] relative to Pine – Price / Earnings, Price / Book Value, Price / Tangible Book Value are considered – Regression of Price / Book Value to Return on Equity (on a stated and tangible basis) is also used – Applied to Updated Special Committee Case
DDM valuation	B – Dividend discount model	– Discount future dividends and the calculated terminal equity value – Apply an appropriate discount rate reflecting the cost of equity for Pine and peers' relative to Pine – Sum-of the parts framework to separately value Tecmo (based on value of $217.0mm as disclosed in the Q1'2018 10-Q) and the contingent litigation asset (based on upper end of Willkie estimate of $15-$25mm) – Applied to Updated Special Committee Case
M&A valuation	C – Precedent insurance transactions	– Analysis of multiples paid in precedent change of control transactions – Price / Earnings, Price / Book Value, Price / Tangible Book Value are considered – Applied to Updated Special Committee Case – Focus on targets with similar business mix (workers' comp intensive) as well as P&C businesses or sellers experiencing stress leading up to sale
M&A valuation	D – Precedent minority squeeze-outs	– Review of precedent insurance minority squeeze-out bid premia relative to undisturbed price – Applied to unaffected stock price 1-day and 1-month prior to announcement, as well as 90-day VWAP
Reference metric	E – Public market performance and research perspectives	– Current and recent stock price performance – Review of current Wall Street analyst price targets

(a) Peers include AFG, AIZ, AMSF, ARGO, CNA, EIG, JRVR, MKL, NAVG, PRA, SIGI, THG and WRB.

Deutsche Bank
Corporate & Investment Bank
5

Preliminary valuation summary

	Valuation approach		Metric	Multiple Range	Indicative share price (low)	Indicative share price (high)
A – Trading valuation	Public trading multiples (2018E)	Pine - historical P/E ratio[a]	$0.80	7.0x – 9.0x	$5.62	$7.23
		Peer P/E with Pine discount[b]	$0.80	7.0x – 10.0x	$5.62	$8.03
		P/TBV regression (implied discount[b]) (9.6% ROTE)	$9.61	0.73x – 1.09x	$7.00	$10.50
		P/BV regression (implied discount[b]) (6.2% ROE)	$14.07	0.52x – 0.78x	$7.36	$11.04
B – DDM valuation	Dividend discount model COE (12% –16%)	Terminal P/E	–	6.0x – 10.0x	$8.93	$14.17
		Perpetuity growth	–	0.5% – 2.5%	$9.34	$14.73
C – M&A valuation	Precedent insurance transactions	P/BV	$14.07	0.80x – 1.20x	$11.26	$16.89
		P/TBV	$9.61	0.90x – 1.30x	$8.65	$12.49
		NTM P/E	$0.80	10.0x – 16.0x	$8.03	$12.85
D – M&A valuation	Precedent minority squeeze–outs	1-day	$10.15	20% – 40%	$12.18	$14.21
		1-month	$10.08	20% – 40%	$12.10	$14.11
		90-day VWAP[c]	$11.03	20% – 40%	$13.24	$15.44
E – Refer-ence metrics	Public market performance & research perspectives	3-month trading range	–	–	$8.86	$14.07
		Research targets published since Initial Offer	–	–	$12.00	$13.50

Trading range since announcement ($11.97 – $13.84)

Axis: $5.00 – $10.00 – $15.00 – $20.00

$10.15 Unaffected share price (1/9/18)

$13.50 Agreed transaction Price (3/1/18)

$14.75 Revised transaction price (6/6/18)

Deutsche Bank
Corporate & Investment Bank

Note: Market data as of 6/4/2018.
(a) 2018E EPS Wall Street Research consensus is $1.10
(b) Discount is equal to the 1-yr and 5-yr discount at which Pine trades relative to peers on a P/NTM EPS basis.
(c) Calculated as the average of daily volume weighted average prices.
Source: SNL Financial, FactSet, Wall Street research. Pine projections (Updated S.C. Case) prepared at the direction of the Special Committee by Pine Management with assumptions provided by Special Committee.

6

5-year stock price performance $40.00 $35.00 $30.00 ) 90.3% pric e Pine $25.00 69.3% to ed a s $20.00 e b ( r ice p r k $15.00 Stoc $13.52 (9.5%) $10.00 $10.15 (32.1%) January 9, 2018: Stone Point and $5.00 Family make an offer to acquire outstanding shares of common stock for $12.25/share (“Initial Offer”) $0.00 2013 2014 2015 2016 2017 2018 AmTrust Peers S&P 500 Deutsche Bank Note: Market data as of 6/4/2018. Peers include AFG, AIZ, AMSF, ARGO, CNA, EIG, JRVR, MKL, NAVG, PRA, SIGI, THG and WRB. 7 Source: SNL Financial, Factset Corporate & Investment Bank

Stock price performance since 3 months prior to announcement of Initial Offer $16.00 $15.00 7.7% $14.75 $14.00 $13.52 ) e November 8, 2017: Pine (1.6%) r ic announces Q3 earnings, p Pine $13.00 including adverse development cover of (8.1%) to    $326.9mm e d ba s $12.00 r e ( p rice $11.00 $11.03 March 1, 2018: Special k c Committee agrees to a Sto November 6, 2017: going-private transaction for Pine announces Unaffected price $13.50/share $10.00 sale of Tecmo (26.1%) January 9, 2018: Stone Point $9.00 and Family make offer to acquire outstanding shares of common stock for $12.25/share $8.00 Oct-2017 Nov-2017 Jan-2018 Feb-2018 Apr-2018 Jun-2018 (a) Pine Peers S&P 500 Revised transaction price 3-month VWAP Deutsche Bank Note: Market data as of 6/4/2018. Peers include AFG, AIZ, AMSF, ARGO, CNA, EIG, JRVR, MKL, NAVG, PRA, SIGI, THG and WRB. 8 (a) Calculated as the average of daily volume weighted average prices. Corporate & Investment Bank Source: SNL Financial, FactSet

A 5-year history of P/NTM EPS Average(a) Current 1 year 5 year Pine 9.7x 7.2x 9.2x Peers 16.4x 16.8x 14.3x Historical Pine discount (57%) (36%) 20.0x Implied benchmark relative to 7.0x 10.5x current peer multiple 1-yr average: 16.8x 16.4x 16.0x 5-yr average: 14.3x P S E TM 12.0x N / P 5-yr average: 9.2x 9.7x 8.0x 1-yr average: 7.2x 4.0x 2013 2014 2015 2016 2017 2018 AmTrust Peers Peer 1-yr average Deutsche Bank Note: Market data as of 6/4/2018. Peers include AFG, AIZ, AMSF, ARGO, CNA, EIG, JRVR, MKL, NAVG, PRA, SIGI, THG and WRB. 9 (a) 1-year and 5-year averages exclude data points post the announcement of the Stone Point offer. Corporate & Investment Bank Source: FactSet

A 5-year history of P/BVPS and P/TBVPS P/BVPS history P/TBVPS history Average(a) Average(a) 3.20x Current 1-yr 3-yr 5-yr Current 1-yr 3-yr 5-yr Pine 0.96x 1.12x 1.82x 1.95x 5.40x Pine 1.41x 2.22x 3.08x 3.44x Peers 1.64x 1.57x 1.36x 1.25x Peers 1.86x 1.75x 1.51x 1.36x 4.60x 2.50x 3.80x P/BV V 1.80x TB P / 3.00x 1.64x 2.20x 1.86x 1.10x 0.96x 1.41x 1.40x 0.40x 0.60x 2013 2014 2015 2016 2017 2018 2013 2014 2015 2016 2017 2018 Operating Updated Updated Operating 21.5% 24.7% 19.9% 13.3% NA SC Case: 41.6% 51.5% 39.1% 31.8% NA SC Case: ROE: ROTE: 6.2% 9.6% Pine Peers Deutsche Bank Note: Market data as of 6/4/2018. Peers include AFG, AIZ (pro-forma for The Warranty Group acquisition), AMSF, ARGO, CNA, EIG, JRVR, MKL, NAVG, PRA, SIGI, THG and WRB. Pine 10 BVPS and TBVPS are shown on a fully diluted basis (based on share count as of 2/28/18 provided by Pine Management) whereas their peers are shown based on basic shares Corporate & Investment Bank outstanding.    (a) Averages exclude data points post the announcement of the Stone Point offer. Source: Factset, SNL Financial, Pine projections (Updated S.C. Case) prepared at the direction of the Special Committee by Pine Management with assumptions provided by Special Committee.

A P/TBV vs. ROTE regression Implied Discount 3/31/2018 Implied 2018E ROTE P/TBV 57% 36% TBVPS price Updated S.C. Case 9.6% 1.70x 0.73x 1.09x $9.61 $7.00—$10.50 2.50x MKL y = 12.85x + 0.471 SIGI R² = 0.7358 2.00x AFG THG WRB PRA Pine—Updated /TBV S.C. Case, Implied P 1.50x EIG AIZ NAVG ARGO CNA Pine—Updated S.C. Case, 1.09x 36% discount 1.00x Pine—Updated S.C. Case, 0.73x 57% discount 0.50x 5.0% 6.0% 7.0% 8.0% 9.0% 9.6% 10.0% 11.0% 12.0% 13.0% 14.0% 15.0% 2018E ROTE Deutsche Bank Note:                Market data as of 6/4/2018. AIZ, PRA and MKL excluded from regression line. 11 Source: FactSet, SNL Financial, Pine projections (Updated S.C. Case) prepared at the direction of the Special Committee by Pine Management with assumptions provided by Corporate & Investment Bank the Special Committee. Pine TBVPS of $9.61 is calculated by using 3/31/18 tangible book value divided by fully diluted shares outstanding as of February 28, 2018 (as per Pine Management).

A P/BV vs. ROE regression Implied Discount 3/31/2018 Implied 2018E ROE P/BV 57% 36% BVPS price 2.50x Updated S.C. Case 6.2% 1.22x 0.52x 0.78x $14.07 $7.36—$11.04 SIGI y = 13.23x + 0.4019 R² = 0.682 AFG 1.75x WRB THG JRVR MKL P/BV NAVG EIG Pine—Updated S.C. PRA Case, Implied ARGO CNA AIZ 1.00x 0.78x Pine—Updated S.C. Case, 36% discount 0.52x Pine—Updated S.C. Case, 57% discount 0.25x 3.0% 5.0% 6.2% 7.0% 9.0% 11.0% 13.0% 15.0% 2018E ROE Deutsche Bank Note:                Market data as of 6/4/2018. AIZ, PRA and MKL excluded from regression line. 12 Source: FactSet, SNL Financial, Pine projections (Updated S.C. Case) prepared at the direction of the Special Committee by Pine Management with assumptions provided by Corporate & Investment Bank the Special Committee. Pine BVPS of $14.07 is calculated by using 3/31/18 book value divided by fully diluted shares outstanding as of February 28, 2018 (as per Pine Management).

B Cost of equity framework

Analysis of peers' betas

Peers	Market value of equity ($bn)[a]	Debt / total cap.	Beta: Levered	Beta: Unlevered	Estimated COE
Pine[b]	**$2,048**	**53.7%**	**1.05**	**0.56**	**11.9%**
AFG	10,125	11.4%	0.90	0.82	10.1%
ARGO	2,201	20.9%	0.77	0.64	10.0%
AIZ	5,081	28.3%	0.96	0.74	10.6%
AMSF	1,177	0.0%	0.92	0.92	11.1%
CNA	13,013	17.2%	0.98	0.85	10.4%
EIG	1,346	1.5%	1.00	0.98	11.6%
JRVR	1,175	14.7%	0.74	0.65	9.8%
MKL	15,355	16.6%	0.78	0.67	9.0%
NAVG	1,856	12.5%	0.91	0.82	11.0%
PRA	1,760	17.4%	0.80	0.69	10.2%
SIGI	3,494	12.4%	1.01	0.91	11.5%
THG	5,174	13.2%	0.88	0.79	10.1%
WRB	9,765	21.5%	0.85	0.70	9.8%
Median	**--**	**14.7%**	**0.90**	**0.79**	**10.2%**
Median of peers' unlevered beta					**0.79**
Pine leverage					**53.7%**
Implied Pine levered beta					**1.51**

Cost of equity calculation

	Pine levered: 5-yr beta	Pine levered: Peer beta
Risk-free rate (20-yr)	3.00%	3.00%
Unlevered beta	0.56	0.79
Levered beta	**1.05**	**1.51**
Equity risk premium	6.9%	6.9%
Size premium	1.7%	1.7%
Cost of equity	**11.9%**	**15.2%**

Cost of equity sensitivity analysis

Debt / total cap. \ Peer unlevered beta	0.60	0.70	0.79	0.80	0.90
45.0%	11.5%	12.7%	13.7%	13.8%	14.9%
50.0%	12.1%	13.4%	14.5%	14.6%	15.8%
53.7%	12.6%	14.0%	15.2%	15.3%	16.6%
55.0%	12.8%	14.2%	15.4%	15.6%	16.9%
60.0%	13.8%	15.3%	16.6%	16.8%	18.3%

Deutsche Bank
Corporate & Investment Bank

Note: Market data as of 6/4/2018. Risk-free rate taken as 20-year US government bond yield as of 6/4/2018. Historical risk premium from Ibbotson. Size premium from Ibbotson. Betas represent 5-year historical adjusted betas from Bloomberg.
(a) Fully diluted market value.
(b) Pine fully-diluted market value represents unaffected stock price of $10.15. Pine historical beta is calculated as of unaffected date of 1/9/2018.
Source: Ibbotson 2017 SBBI Yearbook, Bloomberg, SNL Financial

13

B Dividend discount model Updated S.C. Case (a) 9M’2018E 2019E 2020E 2021E 2022E Assumptions EPS $0.60 $0.93 $1.18 $1.44 $1.78 – Valuation as of Q1’ EPS ex. Tecmo $0.58 $0.88 $1.11 $1.35 $1.67 2018 Dividends per share $0.55 $0.78 $0.81 $0.85 – Uses mid-year Present value Terminal value discounting – Company keeps capital @ 3/31/18 @ 12/31/21 A. Cash flows structure the same Discount factor 0.9 0.8 0.7 0.6 0.6 going forward Discounted dividends 0.51 0.64 0.59 0.54 Present value of dividends (14.0% CoE) $2.27 B. Terminal value Terminal P/E (@ 8.0x) $7.91 $13.36 Perpetuity growth rate (14.0% CoE, 1.5% growth) $7.91 (b) $13.36 C. Value of Tecmo stake (49%) $1.07 Components of present D. Value of contingent litigation asset $0.12 (c) value Total value (A+B+C+D) Terminal P/E $11.38 $1.20 Perpetuity growth rate $11.38 Sensitivity analyses $7.91 P/E multiple Perpetuity growth rate $11.38 $11.38 6.0x 7.0x 8.0x 9.0x 10.0x $11.38 0.5% 1.0% 1.5% 2.0% 2.5% 12.0% $9.92 $10.99 $12.05 $13.11 $14.17 12.0% $12.79 $13.21 $13.67 $14.17 $14.73 $2.27 Dividends Terminal Tecmo / Total value 13.0% 9.66 10.68 11.71 12.73 13.76 13.0% 11.71 12.05 12.42 12.83 13.27 value other adj. equity equity of 14.0% 9.41 10.39 11.38 12.37 13.36of 14.0% 10.80 11.08 11.38 11.71 12.07 st    st Co 15.0% 9.16 10.12 11.07 12.03 12.98 Co 15.0% 10.02 10.25 10.51 10.78 11.07 16.0% 8.93 9.85 10.77 11.70 12.62 16.0% 9.34 9.54 9.75 9.98 10.23 Implied terminal P/BV 0.70x 0.81x 0.93x 1.05x 1.16x Implied terminal P/TBV 0.95x 1.11x 1.27x 1.43x 1.58x Deutsche Bank Note: Terminal multiples calculated as per Updated S.C. Case projections. 14 (a) Calculated as 75% of 2018E Corporate & Investment Bank (b) Calculated as $217.0mm of carrying equity value divided by 202.0mm diluted shares (as provided by Pine Management; data as of 2/28/2018). (c) Based on high end of Willkie’s estimated range of $15-$25mm divided by 202.0mm diluted shares (as provided by Pine Management; data as of 2/28/2018) Source: Pine projections (Updated S.C. Case) prepared at the direction of the Special Committee by Pine Management with assumptions provided by Special Committee. Tecmo net income as per S.C. Case provided on February 21, 2018.

Precedent insurance transactions

Ann. date	Acquiror	Target (% Workers' comp)	Deal size ($mm)	Price multiples: NTM P/E	P/B	P/TBV	Final offer premium to: 1-day	1-week	1-month	90-day VWAP
Workers comp										
30-Dec-14	Fosun International	Meadowbrook (~53%)	433	16.7x	0.95x	1.01x	21.3%	29.1%	42.0%	39.0%
24-Sep-13	ProAssurance Corporation	Eastern Insurance Holdings Inc (100%)	205	14.8x	1.46x	1.63x	15.8%	18.7%	17.1%	19.5%
27-Aug-12	Enstar Group	SeaBright (100%)	252	32.4x	0.71x	0.72x	34.3%	29.8%	29.2%	30.3%
10-Jun-10	Old Republic International Corporation	PMA Capital Corporation (~83%)	228	9.5x	0.55x	0.59x	16.2%	5.2%	0.7%	7.6%
18-Feb-10	Fairfax Financial Holdings Limited	Zenith National Insurance Corp (~100%)	1,321	n/m	1.36x	1.39x	31.4%	37.8%	26.6%	30.1%
		Average:		**18.4x**	**0.92x**	**0.99x**	**21.9%**	**20.7%**	**22.3%**	**24.1%**
		Median:		**15.8x**	**0.83x**	**0.86x**	**18.8%**	**23.9%**	**23.1%**	**24.9%**
P&C stressed situations										
5-Dec-16	Liberty Mutual	Ironshore	3,000	n/a	1.41x	1.45x	n/a	n/a	n/a	n/a
27-Jul-15	White Mountains	Sirius	2,235	n/a	1.11x	1.28x	n/a	n/a	n/a	n/a
3-May-15	Fosun International Limited	Ironshore	1,975	n/a	1.34x	1.40x	n/a	n/a	n/a	n/a
14-Apr-15	Exor	PartnerRe	6,095	14.8x	0.95x	1.04x	17.9%	22.6%	24.2%	22.0%
31-Mar-15	Endurance	Montpelier Re	1,831	13.2x	1.21x	1.21x	19.4%	16.0%	22.9%	23.8%
24-Nov-14	RenaissanceRe	Platinum Underwriters	1,925	17.0x	1.13x	1.13x	24.0%	24.2%	24.2%	23.2%
3-Jun-13	Fairfax	American Safety	316	18.5x	0.97x	1.04x	26.3%	26.6%	29.4%	24.5%
19-Dec-12	Markel	Alterra	3,130	13.9x	1.07x	1.09x	33.8%	33.2%	40.1%	31.3%
30-Aug-12	Validus	Flagstone	623	15.5x	0.73x	0.73x	19.4%	20.6%	23.1%	13.7%
21-Nov-11	Alleghany	Transatlantic	3,431	19.3x	0.86x	0.86x	35.9%	32.3%	23.3%	25.6%
28-Oct-10	Fairfax	First Mercury	294	10.3x	0.97x	1.22x	45.2%	51.7%	67.3%	64.8%
15-Jul-10	ProSight Specialty Insurance	NYMAGIC	230	12.6x	1.00x	1.00x	23.5%	24.1%	26.0%	23.8%
9-Jul-09	Validus	IPC Holdings	1,670	7.1x	0.90x	0.90x	24.9%	18.3%	24.9%	19.7%
16-Apr-09	Farmers Exchanges	AIG US Personal Lines business	1,900	n/a	0.85x	1.00x	n/a	n/a	n/a	n/a
5-Aug-08	Tower Group	CastlePoint Holdings	490	7.3x	1.16x	1.16x	42.8%	37.5%	31.1%	29.0%
		Average:		**15.0x**	**1.06x**	**1.12x**	**27.3%**	**27.9%**	**31.2%**	**28.1%**
		Median:		**14.8x**	**1.03x**	**1.11x**	**24.0%**	**24.2%**	**24.2%**	**23.8%**

Note: Transactions over $200mm in deal value have been considered. Workers' comp focused companies have 50% or more GPW or NPW from workers' comp LoB.
Source: Company filings, Thomson Reuters, Factset, SNL Financial

Deutsche Bank
Corporate & Investment Bank
15

D **Precedent squeeze-outs**

Insurance companies

Ann. date	Acquiror	Target	Stake acquired	Deal size ($mm)	Final offer premium to 1-day	Final offer premium to 1-week	Final offer premium to 1-month	Final offer premium to 90-day VWAP
Squeeze-outs								
7-Mar-16	American Financial Group	National Interstate	49%	318	43.7%	45.0%	39.5%	29.8%
1-Nov-10	CNA Financial	CNA Surety	38%	454	37.9%	38.7%	48.2%	51.0%
26-Aug-10	Berkshire Hathaway	Wesco Financial	20%	548	18.6%	15.4%	14.2%	14.5%
4-Sep-09	Fairfax Financial	Odyssey Re Holdings	27%	1,041	29.8%	29.7%	40.5%	47.2%
29-Jun-09	First American	First Advantage	26%	308	48.0%	67.8%	39.9%	41.3%
1-Dec-08	Fairfax Financial	Northbridge	37%	553	21.0%	27.6%	38.1%	34.9%
5-Mar-08	Nationwide Mutual Insurance	Nationwide Financial Services	33%	805	28.3%	17.9%	18.9%	21.5%
17-Jul-07	Alfa Mutual Group	Alfa Corporation	46%	819	44.7%	40.6%	29.8%	30.8%
22-Feb-07	American Financial Group	Great American Financial Resources	19%	225	13.0%	15.0%	12.5%	9.3%
25-Jan-07	AIG	21st Century Insurance	39%	811	32.6%	31.2%	24.9%	30.3%
30-Aug-00	AXA Group	AXA Financial	40%	10,238	13.0%	18.1%	54.2%	41.8%
27-Mar-00	The Hartford Financial Services Group	Hartford Life	19%	1,309	9.0%	24.5%	46.6%	n/a
		Average:			**28.3%**	**31.0%**	**33.9%**	**32.0%**
		Median:			**29.1%**	**28.7%**	**38.8%**	**30.8%**

Note: Includes domestic insurance transactions since 2000 over $200mm in deal value.
Source: Company filings, Thomson Reuters, Factset, SNL Financial, press articles

Deutsche Bank
Corporate & Investment Bank

16

D Precedent squeeze-outs Non-insurance companies Final offer premium to Stake Deal size 90-day Ann. date Acquiror Target acquired ($mm) 1-day 1-week 1-month VWAP 7-May-13 Pioneer Natural Resources Pioneer Southwest Energy 48% 764 56.7% 55.8% 63.7% 65.1% 28-Nov-12 Danfoss A/S Danfoss Power 24% 690 48.6% 52.3% 48.8% 46.9% 21-Mar-10 CONSOL Energy CNX Gas Corp 17% 964 24.2% 45.8% 37.8% 35.1% 9-Oct-06 Nielsen Holdings NetRatings 40% 329 44.1% 47.6% 42.9% 51.5% 3-Mar-05 Vishay Intertechnology Siliconix 20% 202 18.3% 21.4% 12.6% 7.0% 20-Aug-02 Unocal Corp Pure Resources 42% 512 22.6% 27.0% 18.6% 12.3% 19-Feb-02 Sabre Holdings Travelocity.com 30% 447 45.8% 48.3% 19.5% 17.9% 15-Feb-01 Westfield America Trust Westfield America 43% 268 12.5% 9.7% 12.6% 17.8% 21-Sep-00 Ford Motor Hertz 19% 706 46.4% 42.4% 6.8% 19.7% 14-Aug-00 News Corp BHC Communications 24% 888 16.4% 11.4% 13.8% 10.7% 31-Jan-00 Thermo Electron Corporation Thermo Instrument Systems 11% 301 27.5% 29.0% 83.4% 69.7% Average: 33.0% 35.5% 32.8% 32.1% Median: 27.5% 42.4% 19.5% 19.7% Deutsche Bank Note: Includes domestic transactions since 2000 over $200mm in deal value. 17 Corporate & Investment Bank Source: Company filings, Thomson Reuters, Factset, SNL Financial, press articles

E Research analyst price targets Analysts who have published price targets since Initial Offer (Jan 9th, 2018) and still maintain coverage of the stock $13.50 Current research median: $12.75 $12.00 FBR KBW Current Deutsche Bank Note: Current price targets as of June 4, 2018. 18 Source: Factset, Wall Street research, Research summary provided by Pine Management Corporate & Investment Bank

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